Contract for Commissioned Manufacturing of SGS-I

(No. of contract: P2005-002 )
Place of Execution: Shenzhen, China

Party A: Shenzhen Hyper Technology Incorporation
Legal Representative: Hui Xiaobing
Add.: 5 fl, Block B, Yinglida Digital Garden, Golden Flower Road, Fu Tian Bonded Area, Shenzhen Postcode:
Tel: 86-755-25331366    Fax: 86-755-25331366

Party B: Chengdu Space Mould & Plastic Co., Ltd.
Legal Representative: Zhang Jicai Add.: Hangtian North Road, Longquan
District, Chengdu, Sichuan Province
Postcode:
Tel: 86-28-84805603    Fax: 86-28-84850143

Based on mutual benefit and long-term cooperation, after friendly consultation, for Party A’s commission to Party B to manufacture the mainframe of the SGS-I invented by Party A, now Party A and Party B both agree to sign the contract hereunder:

1.	Subject Matter:

Party A now commissions Party B to prepare the materials, custom the techniques and prepare the tool equipment by itself for manufacturing 4 sets of the mainframe of the SGS-I (hereafter referred to as “devices”). For details of the subject matter, see the appendix 1 of the contract “Detailed rules of the contract for commissioned manufacturing of SGS-I”

2.	Contract Price

The price for each device is RMB (________), and the total price for the devices is RMB (________), both of which include VAT.

3.	Supply of technical information and drawings, and confidential requirements

1) Party A supplies party B with 5 copies of the whole set of the design drawings and technical information of the mainframe of the SGS-I, attached as appendix 3 hereof.

2) Party B shall design and manufacture according to the drawings and technical information supplied by Party A. In the process of manufacture, should Party B has any questions or suggestions about the drawings or information, Party B shall present them in writing to Party A in time. Party A shall respond in writing within 5 working days upon receipt of such questions or suggestions. Without the written permission of Party A, Party B shall not alter the information and drawings by itself.

3) For any scraps of parts due to alteration of design or mistakes in drawings, the loss shall be borne by Party A.

4) Party B assures that:

a. The technical information and drawings supplied by Party A would only be used in the manufacturing of the SGS-I, and would not be for any other use. Without the permission of Party A, no copy of them is allowed.

b. The technical information and drawings supplied by Party A would only be used by the personnel in the manufacturing and designing of the SGS-I, and nobody else are allowed to read them or inquire about the content of them.

c. Party B has adopted effective measures to keep the confidentiality of all the information supplied by Party B, and would not disclose them to any third party under any circumstances. And Party B assures that the personnel in the manufacturing and designing of the SGS-I would not disclose them to anybody else either.

d. When the contract has been fulfilled or both parties agree to terminate the contract, unless permitted by Party A in writing, Party B should return all the technical information and drawings as well as their copies to Party A.

e. The SGS-I is special custom-made by Party B on the request of Party A, Party B is not allowed to offer the product to any third party.

f. If Party B violates the above stipulations to disclose confidential information and cause damages, Party A can pursue damage against Party B for such disclosure.

4.	Production organization and equipment

1) Party B should organize specific persons to be responsible for the manufacturing of the SGS-I, and make sure the manufacture can be completed without any interference or influences by any outside factors.

2) The special tool equipment used for the devices belongs to Party A. When the contract has been fulfilled, the special tool equipment would be kept and maintained by Party B on the behalf of Party A, and the cost occurred due to the maintenance would be paid by Party B. Party B is not allowed to lend or transfer the above mentioned tool and equipment to any other parties. Party A needs to modify the above mentioned tool and equipment due to design improvement, Party B should cooperate actively, and the incidental cost is subject to further negotiation. The term of the maintenance would be expired by the time that both parties decide not to continue the cooperation of the project.. Such specific tool and equipment is not allowed be lent to other units for production.

5.	Date and place of delivery

1) Party B would finish the testing of 2 sets of the devices and deliver them out of factory on ( ). And the time for the other 2 sets would be informed with further notice.

2) Place of delivery: a place in China designated by Party A.

6.	Payment

Party A would make payment to Party B as per the following:

1) When the contract takes effect, Party A pays Party B ( ) for the 4 sets devices as advance payment. When the devices are ready for installation, Party A pays Party B ( ) as progress payment. When the devices are accepted as qualified after ex-works acceptance inspection, Party A pays Party B ( ) as delivery payment.

2) When each set of the devices is accepted as qualified after the testing and delivered out of factory, Party B shall offer a one-year warranty. When the warranty time expires, Party A would pay Party B ( ) as quality guarantee money.

3) When Party B receives all the payment except for the quality guarantee money, Party B should issue the invoice for the total price of all sets of the devices, on the basis of VAT. The invoice should be issued under the name and address of Party A.

7.	Packing, marks and shipment

1) Before the shipment of devices, Party B shall guarantee that the packing is done properly according to the Party A’s requirements, and that the packing is appropriate for the devices. The packing should be suitable for long-distance inland transportation, damp-proof, moisture-proof, rust-proof, and endurable for loading and unloading. The articles inside the packing should be fixed to guarantee the devices not to be damaged during transportation due to improper packing, and the devices can be safely transported to the place of installation. The loss due to improper packing would be paid by Party B.

2) Party B should label each part in bulk pack inside the packing, indicating the mainframe number, name of part, and number of part. It is also necessary to label the spare parts with indication “spare parts” in addition to the above content.

3) Party B should print the following marks on the four sides of each packing, using colorfast paint and bold standard Chinese:

a. Mainframe number

b. Consignor and address

c. The contact and phone number of the consignor

d. Shipping destination and consignee

e. The contact and phone number of the consignee

f. Total packages/pieces and package number/piece number

g. Gross weight/net weight (kg)

h. Dimension (l*w*h, mm)

i. “Damp-proof, “Handle with care”, “This side up” etc. and marks

j. Position of lifting ropes

4) Each package should be provided with detailed packing list and quality certificate.

5) 3 days before the shipment of the devices, Party B should present one copy of the detailed packing list, quality certificate and attached documents each to the representative of Party A to sign for acceptance.

6) Party B is responsible for handling all the transportation, but the transportation cost and insurance fee would be paid in time by Party A. The shipping method rests with Party A.

8.	Quality control and inspection

1) The quality control and inspection should be carried out as per the Appendix 2 “Quality assurance agreement of trial manufacturing of SGS-I”.

2) Any claim on the quality issues shall be pursued in accordance with Appendix 2 “Quality assurance agreement of trial manufacturing of SGS-I”.

9.	Liabilities for breach of contract

1) If party A delays for more than 15 days in payment, for each day of delay, Party A should pay ( ) to Party B of the total amount due as penalty; meanwhile, Party B can postpone the delivery accordingly.

2) If Party B delays for more than 15 days in delivery, for each day of delay, Party B should pay ( ) to Party A of the total price of the delayed delivery as penalty.. Any delay for 2 months in delivery due to Party B, Party A is entitled to terminate the contract and request Party B to refund the advance payment and paid payment for the goods, and pay Party A ( ) as penalty. Within 7 days upon the receipt of the notice from Party A, Party B shall refund all the advance payment and paid payment for the goods, and shall pay penalty to Party A as well.

3) Any delay due to manufacturing quality and technology, shall be regarded as delay in delivery by Party B. The liability for any delay due to change of the designing shall be borne by Party A.

10.	Force majeure

In case of earthquake, typhoon, flood, fire, war, or other unforeseeable, unpreventable, and unavoidable accidents due to force majeure, the affected party should inform the other party about the details of the accident in time by telegraph/fax, and within 15 days since the occurrence of the accident, the affected party should offer the detailed description of the accident, reasons and effective evidence documents for failing to carry out the contract. The evidence documents should be issued by the notary organ at the place of the accident. Both Parties shall negotiate according to the influence of the accident on the performance of the contract, whether to cancel the contract, or exempt the responsibilities to undertake the contract partly, or postpone the implementation of the contract.

11.	Contract Modification or Supplement

After the contract takes effect, both parties shall not modify or cancel it at will. In case of any matter uncovered hereunder, it is necessary for both parties to reach an agreement through negotiation and sign a supplemental contract/agreement to make it effective. The supplemental contract/agreement has equal legal effect as the contract.

12.	Arbitration

Any disputes arising from the implementation of the contract shall be resolved through friendly negotiation between the parties. If negotiation fails to resolve the disputes, either party is entitled to file a suit to the People’s Court of the place where the contract has been executed.

13.	Appendixes to the contract

There are 3 appendixes to the contract, which are the integral parts of the contract and have equal legal effect as the contract.

Appendix 1: “Detailed rules of the contract for commissioned manufacturing of SGS-I”

Appendix 2: “Quality assurance agreement of trial manufacturing of SGS-I”

Appendix 3: The drawings and technical information of SGS-I

14.	Counterparts

This contract has four (4) original copies, which shall be effective after being sealed by both Parties and being executed by the legal representatives or authorized agents of both Parities. Each Party shall keep two (2) copies of this contract.

Party A: Shenzhen Hyper Technology Incorporation	Party B: Chengdu Space Mould & Plastic Co., Ltd.

Representative:	Representative:

Date:	Date:

Appendix 1 to “Contract for Commissioned Manufacturing of SGS-I”:

Detailed Rules of the Subject Matters of the Contract for Commissioned
Manufacturing of SGS-I

1. To undertake the mechanical manufacturing of the mainframe of SGS-I The details include:

1.1 Radiation unit (collimator carrier rotary module and driving device, source carrier module and driving device, rotary bearings, gantry, etc.)

1.2 Source storage (storage body module, shielding door module and driving device, source box driving mechanism, source box lock mechanism, source storage stand, etc.)

1.3 3D treatment couch (Y axis motion module and driving device, X axis motion module and driving device, Z axis motion module and driving device, safety protection rings, etc.)

1.4 Mainframe base, collimator lib and the ground cover board

1.5 The accessories for installation of electric elements on the machine.

2. To undertake the purchase/quality inspection of the outsourced mechanical components of SGS-L The cost of the outsourced mechanical components is included in the contract.

3. The linear guide way, ball screw and relevant parts are provided by Hyper co. (the supplier is Shenzhen Xiangao company)

4. The outsourced decelerators for the motors are provided by Hyper co.

5. Electric cabinet, motors, and electric elements are provided by Hyper co.

6. Two large bearings, collimator bars, and all tungalloy parts are provided by Hyper co.

7. To be responsible for the installation of the mainframe motors and switches, and electric wiring.

8. To cooperate in the electro-mechanical combined testing in hardware of the SGS-I, and offer necessary place and tools.

9. To be responsible for the manufacturing and assembly of the external decorative parts (including outside casing of glass fiber reinforced plastic, and carbon fiber couch) (provided by Hyper co.) and of the connecting parts of the mainframe.

10. To be responsible for the surface treatment of the device and parts.

10.1 The anti-rust and paint of the internal surface of the mainframe parts.

10.2 The treatment and paint of the external surface of the mainframe device.

11. To be responsible for the design of the packing of the mainframe and electric cabinet in accordance with the designing requirements from Hyper co.

12. To be responsible for making the packing of the mainframe and electric cabinet. The cost for the packing is included in the contract.

13. Shipment: to be responsible for transporting from the factory of Party A to the designated hospital. The transportation cost and insurance fee shall be paid separately by Hyper co..

14. It is necessary to designate certain staff to cooperate with Hyper co. in the installation and commissioning at the place of installation of the hospital. The travel expenses of the installation staff shall be paid by Party B.

15. For the installation and commissioning of exported devices, the travel expenses shall be paid by Party A.

16. The costs for satisfying special requirements or designing changes shall be charged separately.

Party A: Shenzhen Hyper Technology Incorporation	Party B: Chengdu Space Mould & Plastic Co., Ltd.

Representative:	Representative:

Date:	Date:

Appendix 2 to “Contract for Commissioned Manufacturing of SGS-I”:

Quality Assurance Agreement of Trial Manufacturing of SGS-I

Shenzhen Hyper Technology Incorporation ( “Party A” hereafter) and Chengdu Space Mould & Plastic Co., Ltd. (“Party B” hereafter), for the quality assurance of the SGS-I mechanical parts that Party A commissioned Party B to manufacture, now come to the agreement hereunder by friendly negotiation and agree to comply with the agreement hereof.

1.
Party B should manufacture the SGS-I strictly following the design drawings and technical information supplied by Party A, and Party B should take rigorous control of the manufacturing quality during manufacturing and provide qualified products to Party A.

2.
Party B should prepare the written “Quality assurance plan of SGS-I” according to the technical information and design drawings and quality requirements, for the trial manufacturing of the SGS-I. The quality assurance plan must clearly define the specific quality control procedure, inspection methods, and corrective procedure for NG items, for every stage from materials, outsourcing, working, assembly, testing, to delivery. The quality assurance plan should be presented to Party A within 30 days since the contract takes effect and Party A offers the design drawings of the key and important parts. After approved by Party A and signed by both parties, the quality plan should be strictly complied with by Party B to take quality control.

3.	Party B should prepare the complete set of the technical skill documents for all the manufacturing and assembly, in accordance with the design drawings supplied by Party A.

4.
`Party B should take the important procedure control of the key and important parts, as well as class A and B quality characteristic parameters, according to the “List of Key and Important Parts of SGS-I” and “Classification List of Quality Characteristic of SGS-I”, to determine the key and important procedures, make the quality control documents for them, make their work instructions, which shall be strictly complied with after Party A’s approval.

5.
When Party B purchases materials and auxiliary materials, or selects the supplier for outsourced parts, all the suppliers for the products involving the class A and B quality characteristic parameters, shall be examined and approved by Party A. Party B should be responsible for the quality of the products from the suppliers. All the materials and outsourced parts must be provided with quality certificate and must be qualified through the recheck in the factory, and the quality records should also be kept.

6.
During manufacturing, all parts should be provided with work flow quality record card, and when each work procedure is finished and before the next procedure begins, it is important to take the quality records. The final size, size tolerance, form and position tolerance, and the content of the technical requirements for all the parts should be 100% inspected (if there is special provisions, such provisions shall be complied with). After the final manufacturing and inspection, the work flow quality record card of the part would be stored with the part. The inspection data of the technical skill parameters of the key and important work procedure, as well as class A and B quality characteristic parameters, should be kept in detailed records, and one copy of the inspection records should be presented to the people of Party A in factory.

7.
During manufacturing, Party A has the right to send people or to appoint agents to take quality follow-up control of the whole process of manufacturing, and take follow-up inspection now and then on Party B’s actual implementation of manufacturing techniques, the quality control of the key and important work procedures, and the quality assurance system. Party B should assign one quality control person to be responsible for contacting and negotiating with the people sent by Party A, and providing convenience at work for them, for example, to supply the technical information, drawings, inspection tools and instruments, and allow the people sent by Party A to read and use the related quality documents and inspection records, test records, etc. The aim for Party A’s appointment of persons is to take quality follow-up control, but the follow-up control does not remit or reduce Party B’s responsibilities under the contract and its appendixes in quality, delivery schedule and others.

8.
When Party A needs to make some changes to the technical information and design drawings for improvement, Party A should notify Party B in writing. After receipt of Party A’s notice Party B should cooperate actively and change the related technical skill, technical documents and in-process products in time.

9.
If products during manufacturing do not meet specifications as the drawings and technical information require, Party B should find out the reasons and make corrections before the next procedure begins. The people in factory sent by Party A have the right to stop the working of the products if the problems have not been solved.

10.
For unqualified product during manufacturing, if it is key and important, or class A and B quality characteristic, and if Party B applies for recycle, it is necessary to fill in the “Report for recycle of unqualified products” in detail and Party B is not allowed to recycle it until Party A signs for approval. If Party A decides it can’t be recycled anymore, Party B should scrap the unqualified product. For the recycle of the unqualified product which is not key and important, or class A and B quality characteristic, Party B can undergo the recycle procedures according to the unqualified product approval procedure for recycle formalities of Party B’s factory, provided that a copy of the recycle report signed with final disposal opinion shall be supplied to Party A for record, and Party A has the veto right for such recycling. For all the scraps determined by Party B or Party A, Party B should put bold permanent marks on them to separate them.

11.
Party B should cooperate actively with the people sent by Party A, determine the inspection content for assembly testing according to the technical information and design drawings, and prepare the inspection documents for assembly testing. After the inspection documents have been signed by Party A, during the assembly testing of parts and the whole machine, Party B should take inspection strictly following the stipulated content of the documents to make sure the assembly quality of the whole machine. After the assembly testing inspection turns out to be qualified, Party B should present one copy of the inspection records of a whole set of assembly testing to Party A, and the people sent by Party A would have an acceptance inspection. If there is any quality problem during the acceptance inspection, Party B is responsible for correcting it in time.

12.
Party B should cooperate actively with Party A to have electro-mechanical combined testing, and make corrections to those mechanical problems detected in the testing. After the electro-mechanical combined testing turns out to be qualified, Party B should present the quality certificate of the mainframe and ex-works inspection report, and product performance self-check report to Party A, as the evidence of the quality assurance for the subject matter of the contract. After Party A signs on the ex-works inspection report, Party B would be responsible for packing the devices, and shipping them to the place designated by Party A.

13.
Party A has the right to recheck on the inspection results done by Party B. If Party A thinks Party B is unqualified for inspection, Party A has the right to deny the inspection results done by Party B, and offer practical and feasible inspection methods. In case disputes arising from such kind of problems, a third party approved by both parties may carry out the inspection and arbitrate the disputes. If the third party thinks the products are not qualified in quality, Party B should be responsible for repair or remanufacturing and for the loss. If the third party thinks the products are qualified in quality, the related costs shall be borne by Party A.

14.
After the devices have been shipped to the place of installation designated by Party A, within 5 days at the receipt of the notice, Party B should send someone together with the people sent by Party A to have an open-package inspection of the devices, and finish the mechanical installation and commissioning. When the inspection as well as installation and commissioning turn out to be qualified, Party A shall issue “Product Acceptance Certificate” to Party B, and it is regarded that Party B has delivered the devices.

15.
During the inspection and installation and commissioning, if there are problems about product quantity or quality, Party B should make up, repair or change within 15 days, and bear all the cost incurred.

16.
Party A retains the right to assess the quality assurance system of Party B according to ISO9001, to make sure the quality system of Party B is in accordance with the contract. Party A shall bear the cost for such assessment.

17.
In the event that the product is correctly packed, operated and maintained, Party B should give a warranty period of 12 months to the subject matter of the contract. The warranty begins from the date of delivery out of factory. Within the warranty period, any defects due to manufacturing quality and material problems, within 5 days after receiving the written notice of Party A, Party B should go on site to repair for free, or change the defective parts. Otherwise, Party A retains the right to deduct the quality guarantee money or to file a claim.

18.
The agreement has four (4) original copies, and each Party keeps two (2) of them. This agreement is attached to “Contract for Commissioned Manufacturing of SGS-I” as an appendix, and has equal legal effect as the contract after sealed and signed by both parties.

Party A: Shenzhen Hyper Technology Incorporation	Party B: Chengdu Space Mould & Plastic Co., Ltd.

Representative:	Representative:

Date:	Date: